Exhibit 3.2

RESTATED BY-LAWS

OF

ARSANIS, INC.

Adopted July 29, 2013

(As amended through April 12, 2016)

4.6	Regular Meeting	6

4.7	Special Meetings	6

4.8	Notice	6

4.9	Quorum	7

4.10	Action by Vote	7

4.11	Action Without a Meeting	7

4.12	Participation in Meetings by Conference Telephone	7

4.13	Compensation	7

4.14	Interested Directors and Officers	7

4.15	Resignation or Removal of Directors	8

Section 5.	NOTICES	8

5.1	Form of Notice	8

5.2	Waiver of Notice	9

Section 6.	OFFICERS AND AGENTS	9

6.1	Enumeration; Qualification	9

6.2	Powers	9

6.3	Election	9

6.4	Tenure	9

6.5	Chairman of the Board of Directors	10

6.6	President and Vice Presidents	10

6.7	Treasurer and Assistant Treasurers	10

6.8	Secretary and Assistant Secretaries	10

6.9	Resignation and Removal	10

6.10	Vacancies	11

Section 7.	CAPITAL STOCK	11

7.1	Stock Certificates	11

7.2	Lost Certificates	11

Section 8.	TRANSFER OF SHARES OF STOCK	12

8.1	Transfer on Books	12

8.2	Right of First Refusal	12

8.3	Transfers to Competitors Prohibited	15

Section 9.	GENERAL PROVISIONS	15

9.1	Record Date	15

9.2	Dividends	16

9.3	Payment of Dividends	16

9.4	Checks	16

9.5	Fiscal Year	16

9.6	Seal	16

Section 10.	INDEMNIFICATION	16

Section 11.	AMENDMENTS	17

Exhibit 3.2

AMENDED AND RESTATED

BY-LAWS

Section 1. NAME

1.1 The name of the corporation is Arsanis, Inc.

Section 2. OFFICES

2.1 Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

2.2 Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

Section 3. STOCKHOLDERS

3.1 Location of Meetings. All meetings of the stockholders shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the board of directors, or if not so designated, at the registered office of the corporation. Notwithstanding the foregoing, the board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law. If so authorized, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation. Any adjourned session of any meeting shall be held at the place designated in the vote of adjournment.

3.2 Annual Meeting. The annual meeting of stockholders shall be held at 10:00 a.m. on the second Wednesday in May for each year, unless that day be a legal holiday at the place where the meeting is to be held, in which case the meeting shall be held at the same hour on the next succeeding day not a legal holiday, or at such other date and time as shall be designated from time to time by the board of directors, at which they shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

3.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of the holders of at least a majority of all capital stock of the corporation issued and outstanding and entitled to vote at such meeting. Such request shall state the purpose or purposes of the proposed meeting and business to be transacted at any special meeting of the stockholders.

3.4 Notice of Meetings. Except as otherwise provided by law, whenever stockholders are required or permitted to take any action at a meeting, written notice of the meeting stating the place, date and hour of the meeting and, in the case of a special meeting, the purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. No action shall be taken at such meeting unless such notice is given, or unless waiver of such notice is given by the holders of outstanding stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote thereon were voted. Prompt notice of all action taken in connection with such waiver of notice shall be given to all stockholders not present or represented at such meeting.

3.5 Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

3.6 Quorum of Stockholders. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, by the certificate of incorporation or by these by-laws. Except as otherwise provided by law, no stockholder present at a meeting may withhold his shares from the quorum count by declaring his shares absent from the meeting.

3.7 Adjournment. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these by-laws, which time and place shall be announced at the meeting, by a majority of votes cast upon the question, whether or not a quorum is present, or, if no stockholder is present or represented by proxy, by any officer entitled to preside at or to act as secretary of such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

3.8 Voting; Proxies. Except as otherwise provided by the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. Except as provided by law, a revocable proxy shall be deemed revoked if the stockholder is present at the meeting for which the proxy was given. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

3.9 Inspectors. The directors or the person presiding at the meeting may, and shall if required by law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

3.10 Action by Vote. When a quorum is present at any meeting, whether the same be an original or an adjourned session, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

3.11 Action Without Meetings. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which the proceedings of meetings of stockholders are recorded. Each such written consent shall bear the signature of each stockholder who signs the consent. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a number of stockholders sufficient to take such action are delivered to the corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered.

If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing or writings comprising such consent.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and a certificate signed and attested to by the secretary of the corporation that such notice was given shall be filed with the records of the meetings of stockholders.

In the event the action which is consented to is such as would have required the filing of a certificate under any provision of the Delaware General Corporation Law, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law.

3.12 Organization. Meetings of stockholders shall be presided over by the chairman of the board of directors, if any, or in his absence by the president, or in his absence by a vice president, or in the absence of the foregoing persons by a chairman chosen at the meeting by the board. The secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of the meeting shall announce at the meeting of stockholders the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote.

3.13 Conduct of Meetings. The board of directors of the corporation may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 4. DIRECTORS

4.1 Powers. The business of the corporation shall be managed by or under the direction of the board of directors which shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the stockholders.

4.2 Number. The number of directors which shall constitute the whole board shall not be less than one. The first board shall consist of two directors. Thereafter, the stockholders at the annual meeting shall determine the number of directors, and the number of directors may be increased or decreased at any time or from time to time by the stockholders or by the directors by a vote of a majority of the directors then in office, except that any such decrease by vote of the directors shall only be made to eliminate vacancies existing by reason of death, resignation or removal of one or more directors. The directors shall be elected at the annual meeting of the stockholders, except as otherwise provided in these by-laws. Directors need not be stockholders.

4.3 Tenure. Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

4.4 Vacancies. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the stockholders at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action in writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

4.5 Committees. The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers and authority of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating. In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Except as the board of directors may otherwise determine, any committee may make, alter and repeal rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.

4.6 Regular Meeting. Regular meetings of the board of directors may be held without call or notice at such place within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of the stockholders.

4.7 Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the president or by any one of the directors calling the meeting.

4.8 Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telecopy or other form of electronic transmission at least twenty-four hours before the meeting, addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

4.9 Quorum. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum. A quorum shall not in any case be less than one-third of the total number of directors constituting the whole board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.10 Action by Vote. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

4.11 Action Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

4.12 Participation in Meetings by Conference Telephone. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors or of any committee thereof may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.

4.13 Compensation. Unless otherwise restricted by the certificate of incorporation or these by-laws, the board of directors shall have the authority to fix from time to time the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and the performance of their responsibilities as directors and may be paid a fixed sum for attendance at each meeting of the board of directors and/or a stated salary as director. No such payment shall preclude any director from serving the corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor. The board of directors may also allow compensation for members of special or standing committees for service on such committees.

4.14 Interested Directors and Officers.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

4.15 Resignation or Removal of Directors. Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors. Any director may resign at any time by delivering his resignation in writing to the president or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time and without in either case the necessity of its being accepted unless the resignation shall so state. No director resigning and no director removed shall have any right to receive compensation as such director for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

Section 5. NOTICES

5.1 Form of Notice. Whenever, under the provisions of law, of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Unless written notice by mail is required by law, written notice may also be given by telegram, telecopy, commercial delivery service or similar means, addressed to such director or stockholder at his address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the corporation or the person sending such notice and not by the addressee. Notice may also be given to any stockholder and to any director by any form of electronic transmission, to the same extent permitted by Section 232 of the Delaware General Corporation Law with respect to stockholders, and will be deemed given at the time provided therein. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given.

5.2 Waiver of Notice. Whenever notice is required to be given under the provisions of law, the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors or members of a committee of the directors need be specified in any written waiver of notice.

Section 6. OFFICERS AND AGENTS

6.1 Enumeration; Qualification. The officers of the corporation shall be a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint, including, without limitation, a chairman of the board and one or more vice presidents. Any officer may be, but none need be, a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

6.2 Powers. Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

6.3 Election. The board of directors at its first meeting after each annual meeting of stockholders may choose a chairman of the board of directors and shall choose a president, a secretary and a treasurer. Other officers may be appointed by the board of directors at such meeting, at any other meeting or by written consent. At any time or from time to time, the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

6.4 Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until his successor is elected and qualified unless a shorter period shall have been specified in terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent of the corporation shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

6.5 Chairman of the Board of Directors. The chairman of the board of directors, if any, shall have such duties and powers as shall be designated from time to time by the board of directors. Unless the board of directors otherwise specifies, the chairman of the board, or if there is none the president, shall preside, or designate the person who shall preside, at all meetings of the stockholders and of the board of directors.

6.6 President and Vice Presidents. The president shall be the chief executive officer and shall have direct and active charge of all business operations of the corporation and shall have general supervision of the entire business of the corporation, subject to the control of the board of directors. As provided in Section 6.5, in the absence of the chairman of the board of directors, the president shall preside at all meetings of the stockholders and of the board of directors at which he is present, except as otherwise voted by the board of directors.

The president or treasurer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

Any vice presidents shall have such duties and powers as shall be designated from time to time by the board of directors or by the president.

6.7 Treasurer and Assistant Treasurers. The treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be assigned to him from time to time by the board of directors or by the president.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

6.8 Secretary and Assistant Secretaries. The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all writings of, or related to, action by stockholder or director consent. In the absence of the secretary from any meeting, an assistant secretary, or if there is none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. The secretary shall have such other duties and powers as may from time to time be designated by the board of directors or the president.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

6.9 Resignation and Removal. Any officer may resign at any time by delivering his resignation in writing to the president or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in any case the necessity of its being accepted unless the resignation shall so state. The board of directors may at any time remove any officer either with or without cause.

The board of directors may at any time terminate or modify the authority of any agent. No officer resigning and no officer removed shall have any right to any compensation as such officer for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

6.10 Vacancies. If the office of the president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that office may choose a successor. Each such successor shall hold office for the unexpired term of his predecessor, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified.

Section 7. CAPITAL STOCK

7.1 Stock Certificates. Except as may otherwise be provided by the board of directors acting in accordance with Section 158 of the Delaware General Corporation Law, each stockholder shall be entitled to a certificate stating the number and class and the designation of the series, if any, of the shares held by such stockholder, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by (i) the chairman of the board of directors or the president or a vice-president and (ii) the treasurer or an assistant treasurer or the secretary or an assistant secretary. Any or all of the signatures on the certificate may be a facsimile. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 8. TRANSFER OF SHARES OF STOCK

8.1 Transfer on Books. Subject to any restrictions with respect to the transfer of shares of stock, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each stockholder to notify the corporation of his post office address.

8.2 Right of First Refusal. Any sale, assignment, transfer or other disposition, whether voluntarily or by operation of law (collectively, “Transfer”), of any shares of the corporation’s Common Stock (the “Common Shares”) by a holder of such shares (a “Common Stockholder”) other than according to the terms of these by-laws shall be void and shall transfer no right, title, or interest in or to any of such Common Shares to the purported transferee.

(a) Offer of Transfer; Notice of Proposed Transfer. If a Common Stockholder desires to Transfer any of his, her or its Common Shares, or any interest in such Common Shares, in any transaction other than pursuant to a Permitted Transfer (as defined below), such Common Stockholder (a “Selling Common Stockholder”) shall first deliver written notice of such Selling Common Stockholder’s desire to do so (the “Seller’s Notice”) to the corporation. The Seller’s Notice must specify: (i) the name and address of the party to which the Selling Common Stockholder proposes to Transfer the Common Shares or an interest in the Common Shares (the “Offeror”), (ii) the number of Common Shares the Selling Common Stockholder proposes to Transfer (the “Offered Shares”), (iii) the consideration per Offered Share to be delivered to the Selling Common Stockholder (if applicable) for the proposed Transfer, and (iv) all other material terms and conditions of the proposed transaction.

(b) The Corporation’s Option to Purchase.

(1) The corporation shall have the first option to purchase all or any part of the Offered Shares of a Selling Common Stockholder for the consideration per share and on the terms and conditions no less favorable than those specified in the Seller’s Notice. The corporation must exercise such option no later than 15 days after such Seller’s Notice is received by the corporation by giving written notice to the Selling Common Stockholder.

(2) In the event the corporation does not exercise its option within such 15-day period with respect to all or part of the Offered Shares of a Selling Common Stockholder, the Secretary of the corporation shall, by the last day of such period, give written notice of that fact to each Investor (the “Investor Notice”). The Investor Notice shall specify the number of Offered Shares of a Selling Common Stockholder with respect to which the corporation has not exercised its option to purchase under Section 8.2(b)(1) (the “Remaining Shares”). An “Investor” is any holder of shares of the then outstanding shares of Preferred Stock of the corporation.

.

(3) In the event the corporation duly exercises its option to purchase all or part of the Offered Shares of a Selling Common Stockholder, the closing of such purchase shall take place at the offices of the corporation on the later of (i) the date five days after the expiration of the 15-day period described in Section 8.2(b)(1) or (ii) the date that the Investors consummate their purchases of Offered Shares under Section 8.2(c).

(4) To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of property other than cash or a promissory note, the consideration required to be paid by the corporation and/or the Investors when exercising their options under Sections 8.2(b) and 8.2(c) hereof may consist of cash equal to the value of such property, as determined in good faith by agreement of the Selling Common Stockholder, the corporation and/or the Investors acquiring such Offered Shares.

(c) Investors’ Option to Purchase.

(1) Each Investor shall have an option, exercisable for a period of 15 days from the date of delivery of the Investor Notice, to purchase its pro rata share of the Remaining Shares for the consideration per share and on terms and conditions no less favorable than those set forth in the Seller’s Notice. Such option shall be exercised by delivery of written notice to the Secretary of the corporation.

(2) In the event options to purchase have been exercised by the Investors with respect to some but not all of the Remaining Shares, those Investors who have exercised their options within the 15-day period specified in Section 8.2(c)(1) shall have an additional option, for a period of five (5) days next succeeding the expiration of such 15-day period, to purchase all or any part of the balance of such Remaining Shares on terms and conditions no less favorable than those set forth in the Seller’s Notice, which option shall be exercised by the delivery of written notice to the Secretary of the corporation. In the event there are two or more such Investors that choose to exercise the last-mentioned option for a total number of Remaining Shares in excess of the number available, the Remaining Shares available for each such Investor’s option shall be allocated to such Investor pro rata based on the number of shares of Preferred Stock calculated on an as-converted to Common Stock basis owned by the Investors so electing.

(3) If the options to purchase the Remaining Shares are exercised in full by the Investors, the Secretary of the corporation shall promptly notify all of the exercising Investors of that fact. The closing of the purchase of the Remaining Shares shall take place at the offices of the corporation no later than five days after the date of such notice to the Investors.

(d) Failure to Fully Exercise Options. Notwithstanding anything to the contrary in this Section 8.2, neither the corporation nor the Investors shall have any right to purchase any of the Offered Shares hereunder unless the corporation and/or the Investors exercise their option or options to purchase all of the Offered Shares. If the corporation and the Investors do not exercise their options to purchase all of the Offered Shares within the periods described in

Section 8.2(b)(1) and Section 8.2(c)(1) (collectively, the “Option Period”), then all options of the corporation and the Investors to purchase the Offered Shares, whether exercised or not, shall terminate and the Selling Common Stockholder shall be entitled to sell to the Offeror, according to the terms set forth in the Seller’s Notice, the number of Offered Shares desired to be purchased by the Offeror. If the Selling Common Stockholder wishes to Transfer any such Offered Shares at a price per Offered Share which differs from that set forth in the Seller’s Notice, upon terms that differ in any material respect from those previously offered to the corporation and the Investors, or more than 60 days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Offered Shares must first be offered to the corporation and the Investors (if applicable) on terms and conditions no less favorable than those given the Offeror, and in accordance with the procedures and time periods set forth in this Section 8.2.

(e) Exception for Certain Transfers. Anything to the contrary contained herein notwithstanding, the following Transfers (each, a “Permitted Transfer”) shall be exempt from the provisions of this Section 8.2:

(1) the repurchase of Common Shares by the corporation (i) at cost, upon occurrence of certain events, such as termination of employment or services; or (ii) at any price pursuant to the corporation’s exercise of a contractual right of first refusal to repurchase such shares;

(2) the Transfer of any or all of an individual Common Stockholder’s Common Shares to (i) his or her spouse, lineal ancestors or descendants (including adopted children and grandchildren) (collectively, “Family Members”) or to a trust established for the benefit of any of his or her Family Members, (ii) under his or her will or otherwise pursuant to the laws of descent and distribution, (iii) to a partnership, limited liability company or other entity controlled by such Common Stockholder, the partners or members of which consist solely of such Common Stockholder, his or her spouse and/or any of his or her other Family Members, or (iv) to a charitable organization or educational institution qualifying for exemption from Federal income taxes pursuant to Section 501(c)(3) of the Internal Revenue Code;

(3) if the Common Stockholder is a partnership, limited liability company or a corporation, any transfer to (i) a partner of such partnership, a member of such limited liability company of a stockholder of such corporation, (ii) an affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Common Stockholder), or (iii) the estate of any such partner, member or stockholder;

(4) any Transfer approved by the board of directors; or

(5) any Transfer by a Common Stockholder made (i) pursuant to an Event, as defined in the certificate of incorporation, or (ii) pursuant to the sale of the corporation’s capital stock to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”).

(f) Contractual Restrictions to Govern. Notwithstanding the foregoing, (1) this Section 8.2 shall not apply to any Common Stockholder which is a party to that certain Amended and Restated Stockholders’ Agreement dated July 30, 2013 among the corporation and the other parties thereto, as the same may be amended from time to time, and (2) the restrictions set forth in Sections 8.2(a) through 8.2(e) shall not apply to any Common Shares transferred in accordance with any contractual right of first refusal in favor of the corporation, including pursuant to the corporation’s 2010 Special Stock Incentive Plan or the corporation’s 2011 Stock Incentive Plan, in each case as may be amended from time to time after the date hereof, and any Common Stockholder that has complied with any such contractual right of first refusal applicable to the Common Shares held by such Common Stockholder will be deemed to have complied with the provisions of this Section 8.2.

8.3 Transfers to Competitors Prohibited. Except in the case of (i) a sale of the corporation’s capital stock to the public in an offering pursuant to an effective registration statement under the Act, (ii) any merger or consolidation which results in the voting securities of the corporation outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the corporation or such surviving or acquiring entity outstanding immediately after such merger or consolidation, or (iii) the sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing more than 50% of the voting power of the voting securities of the corporation, any Transfer of shares of the corporation’s capital stock by a holder of such shares to a competitor of the corporation, as determined in good faith by the board of directors shall be void and shall transfer no right, title, or interest in or to any of such shares of capital stock to the purported transferee, provided that, a private equity fund shall not be deemed to be a competitor of the corporation.

Section 9. GENERAL PROVISIONS

9.1 Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action to which such record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting. If no record date is fixed,

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed; and

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating to such purpose.

9.2 Dividends. Dividends upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting or by written consent, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

9.3 Payment of Dividends. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

9.4 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

9.5 Fiscal Year. The fiscal year of the corporation shall begin on the first of January in each year and shall end on the last day of December next following, unless otherwise determined by the board of directors.

9.6 Seal. The board of directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be altered from time to time by the board of directors.

Section 10. INDEMNIFICATION

10.1 It being the intent of the corporation to provide maximum protection available under the law to its officers and directors, the corporation shall indemnify its officers and directors to the full extent the corporation is permitted or required to do so by the General Corporation Law of Delaware; provided, however, that the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. In furtherance of and not in limitation of the foregoing, the corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person under the General Corporation Law of Delaware.

Section 11. AMENDMENTS

11.1 These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors. If the power to adopt, amend or repeal by-laws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.

Register of Amendments to the Restated By-Laws of Arsanis, Inc.

Date	Section Affected	Change
April 12, 2016	4.15

By deleting in its entirety the first sentence thereof and inserting in its place the following sentence:

“Unless otherwise restricted by the certificate of incorporation, by that certain Second Amended and Restated Stockholders’ Agreement dated as of April 12, 2016 among the corporation and the other parties thereto (as the same may be amended from time to time), or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors.”

April 12, 2016	8.2(f)	By deleting the reference to the “Amended and Restated Stockholders’ Agreement dated as of July 30, 2013” as such reference appears therein, and replacing it with a reference to the “Second Amended and Restated Stockholders’ Agreement dated as of April 12, 2016”.